MIDDLESEX WATER COMPANY ANNOUNCES DEPARTURE OF ANNETTE CATINO FROM ITS BOARD

ISELIN, NJ (October 29, 2010) –Middlesex Water Company (the “Company”), (NASDAQ:MSEX), a provider of water, wastewater and related services in New Jersey and Delaware, announced today that Annette Catino has resigned from the Company’s Board of Directors effective October 26, 2010.  It had been previously announced on August 26, 2010 that Ms. Catino would be leaving the Board prior to the end of 2010.  Ms. Catino, President and CEO of QualCare Alliance Networks, was named to the Middlesex Board in January 2003.  She was Chair of the ad hoc Pricing Committee and served as a member of the Audit, Compensation, Corporate Governance and Nominating and Capital Improvement Committees.
 “Annette’s insight, leadership and strong business sense have been of great benefit to Middlesex Water Company in her many years on the Board,” said Middlesex Water Chairman, President and CEO Dennis W. Doll.   “We are grateful for her many contributions and we wish her well as she is focusing on the numerous challenges and opportunities in her business as a result of recently-enacted federal healthcare legislation,” added Mr. Doll.

About Middlesex Water Company
Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company visit our website at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others,  our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost  containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey   08830
www.middlesexwater.com
(732) 638-7549